UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2019

Fulgent Genetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37894	81-2621304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4978 Santa Anita Avenue, Suite 205 Temple City, California	91780
(Address of principal executive offices)	(Zip Code)

(626) 350-0537

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.0001 per share	FLGT	The Nasdaq Stock Market (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.    Entry into a Material Definitive Agreement.

On November 13, 2019, Fulgent Genetics, Inc. (the “Company”) entered into a Purchase Agreement (the “Underwriting Agreement”) with Piper Jaffray & Co. as representative (the “Representative”) of the several underwriters (collectively with the Representative, the “Underwriters”), pursuant to which the Company agreed to issue and sell up to 2,673,750 shares of its common stock (the “Shares”), including up to 348,750 shares (the “Optional Shares”) that may be purchased by the Underwriters pursuant to a thirty (30) day option granted to the Underwriters by the Company (the “Offering”). All Shares will be offered and sold in the Offering at the public offering price of $11.25 per share and will be purchased by the Underwriters from the Company at a price of $10.51875 per share.

Any Shares offered and sold in the Offering will be issued pursuant to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2019 and declared effective on August 23, 2019 (the “Registration Statement”), the prospectus supplement dated November 13, 2019 relating to the Offering and filed with the SEC on November 13, 2019 and any applicable additional prospectus supplements related to the Offering that form a part of the Registration Statement.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary indemnification obligations of the Company and the Underwriters and other obligations of the parties and termination provisions.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Pursuant to the Underwriting Agreement, the Company’s executive officers and directors entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement filed hereto, providing for a 90-day “lock-up” period with respect to sales of the Company’s common stock, subject to certain exceptions. A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

The net proceeds from the sale of the Shares, after deducting the Underwriters’ discount and other estimated offering expenses payable by the Company, are expected to be approximately $24.5 million (or approximately $28.1 million if the Underwriters exercise their option to purchase all of the Optional Shares). The offering is expected to close on or about November 18, 2019, subject to the satisfaction or waiver of customary closing conditions. The Company currently intends to use any net proceeds from the Offering for working capital and general corporate purposes.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any offer, solicitation or sale of the Shares in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

The opinion of the Company's counsel regarding the validity of the Shares is filed as Exhibit 5.1 hereto. This opinion is also filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 8.01.    Other Events.

Press Release

On November 13, 2019, the Company issued a press release announcing the commencement of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On November 13, 2019, the Company issued a press release announcing its entry into the Underwriting Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Number	Description
1.1	Purchase Agreement, dated as of November 13, 2019, by and between Fulgent Genetics, Inc. and Piper Jaffray & Co.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
99.1	Press Release, dated as of November 13, 2019.
99.2	Press Release, dated as of November 13, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fulgent Genetics, Inc.

Date: November 14, 2019	By:	/s/ Paul Kim
Name: Paul Kim
Title: Chief Financial Officer